Exhibit 99.1

ALTENERGY ACQUISITION CORP. ANNOUNCES POSTPONEMENT OF THE

SPECIAL MEETING OF STOCKHOLDERS

New York, April 26, 2023—AltEnergy Acquisition Corp. (Nasdaq: AEAEU, AEAE, AEAEW) (the “Company”) announced today that its special meeting of stockholders (the “Special Meeting”), which was originally scheduled for Thursday, April 27, 2023, has been postponed to 12:00 p.m. Eastern Time, on Friday, April 28, 2023. At the Special Meeting, stockholders will be asked to vote on a proposal to extend the date from May 2, 2023, to May 2, 2024 by which the Company must consummate a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

As a result of this change, the Special Meeting will now be held at 12:00 p.m., Eastern Time, on April 28, 2023, via a live webcast at https://www.cstproxy.com/altenergyacquisition/2023.

About AltEnergy Acquisition Corp.

AltEnergy Acquisition Corp. is a blank check company formed as a Delaware corporation for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar transaction with one or more businesses.

While we may pursue an initial business combination in any industry, we intend to focus our efforts on businesses that leverage our management team’s experience in acquiring and operating businesses that are involved in renewable energy or related clean technology, which we refer to as the alternative energy sector. We intend to focus on the significant opportunities we believe will result from the ongoing transformation of the energy ecosystem and the macro trends related to electrification and decarbonization. Specifically, we believe that select companies will represent opportunities stemming from these vast capital flows, and the best of these companies will provide exceptional high-growth investment opportunities. Visit https://altenergyacquisition.com for more information.

Additional Information

The Company filed a definitive proxy statement relating to the Special Meeting on April 14, 2023, which was mailed to stockholders of the Company as of a record date of April 10, 2023. STOCKHOLDERS OF THE COMPANY ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT BECAUSE THIS DOCUMENT INCLUDES IMPORTANT INFORMATION REGARDING THE SPECIAL MEETING AND THE PROPSALS TO BE CONSIDERED PURSUANT THERETO. Stockholders may obtain a copy of the proxy statement without charge on the SEC’s website at www.sec.gov.